EXHIBIT 99.1

Rockwell Medical Reports 2011 and Fourth Quarter Results

Conference Call at 8:30am ET to Discuss Results

WIXOM, Mich., March 1, 2012 (GLOBE NEWSWIRE) -- Rockwell Medical (Nasdaq:RMTI), a fully-integrated biopharmaceutical company targeting end-stage renal disease (ESRD) and chronic kidney disease (CKD) with innovative products and services for the treatment of iron deficiency and secondary hyperparathyroidism, announced today its results for the fourth quarter and year ended December 31, 2011.

Fourth Quarter Financial Highlights

  Sales were $11.9 million; $2.4 million less than fourth quarter 2010 primarily due to lower international sales.
  Sales were comparable with the third quarter 2011 and gross profit margins increased 1.5 percentage points.
  Gross profit was $1.5 million; $0.8 million less than fourth quarter of 2010 due to lower sales volumes and inflationary cost increases.
  SG&A increased 7.0% from the fourth quarter of 2010 due to higher non-cash charges for equity compensation.
  R&D expense increased to $7.9 million, compared to $1.7 million in fourth quarter of 2010.
  Net loss was ($9.0) million, compared to a net loss of ($1.7) million in fourth quarter of 2010.
  Net loss increased sequentially from the third quarter of 2011 by $3.9 million while R&D increased $3.6 million.

2011 Financial Highlights

  Sales were $49.0 million; $10.6 million less than 2010 primarily due to lower international sales.
  Completed a multi-year supply agreement with our largest customer through 2013.
  Gross profit was $5.6 million; $4.2 million less than 2010 due to lower sales volumes and higher material and fuel costs.
  SG&A increased 2.3% compared to 2010 largely due to higher non-cash equity charges for compensation.
  R&D expense increased significantly to $17.8 million, compared to $3.4 million in 2010, reflecting spending on the SFP Phase III clinical development program in 2011.
  Net loss was ($21.4) million, compared to a net loss of ($2.7) million in 2010.
  Cash and short-term investments aggregated $17.5 million at December 31, 2011; an additional $16.2 million was netted from a common stock offering in February 2012.

Drug Development Highlights

  Two Phase III CRUISE efficacy studies nearing patient enrollment completion.
  PRIME study to capture ESA-sparing data nearing patient enrollment completion.
  Data Safety Monitoring Board, upon review of safety data from Phase III CRUISE studies, recommended continuation of studies with no modifications.
  Hired Dr. Annamaria Kausz, M.D. as Vice President of Drug Development & Medical Affairs.
  Acquired approved ANDA for Calcitriol (Active Vitamin-D) injection.

Mr. Robert L. Chioini, Chairman and CEO, stated, "We continue to make progress with enrollment in our two CRUISE studies and our PRIME study, which was reflected in our increased R&D spending levels in the fourth quarter. We remain on target to launch Calcitriol, our active vitamin D injection, later this year. Also, noteworthy is our recent completion of a financing that netted us $16.2 million, which will support our development efforts."  Mr. Chioini further stated, "Our fourth quarter operating performance was in line with our projections. Sales remained steady and gross profit margins were up 1.5 points sequentially over third quarter 2011."

Conference Call Information:

Rockwell Medical will be hosting a conference call to review its 2011 and fourth quarter results on Thursday, March 1, 2012 at 8:30 am ET. Investors are encouraged to call a few minutes in advance at (877) 383-7438 or to listen to the call on the web at: http://ir.rockwellmed.com/

About Rockwell Medical:

Rockwell Medical is a fully-integrated biopharmaceutical company offering innovative products and services targeting end-stage renal disease (ESRD), chronic kidney disease (CKD), and iron deficiency anemia. The Company is currently developing unique, proprietary renal drugs to treat anemia and secondary hyperparathyroidism.  Rockwell's lead drug candidate for iron therapy treatment is called SFP.  SFP delivers iron in a non-invasive, physiologic manner to dialysis patients via dialysate during their regular dialysis treatment.  SFP is currently in ongoing Phase III clinical trials (CRUISE-1 and CRUISE-2) and addresses a $600M U.S. market.  Rockwell's Calcitriol (Active Vitamin D) injection for treating secondary hyperparathyroidism is expected to be available commercially later in 2012, addressing a $350M U.S. market.

Rockwell is also an established manufacturer and leader in delivering high-quality hemodialysis concentrates/dialysates to dialysis providers and distributors in the U.S. and abroad. These products are used to maintain human life by removing toxins and replacing critical nutrients in the dialysis patient's bloodstream.  Rockwell's operating business is designed as a ready-made sales and distribution channel to provide seamless integration for its drug products into the commercial markets, Calcitriol in 2012 and SFP upon FDA market approval.

Rockwell's exclusive renal drug therapies support disease management initiatives to improve the quality of life and care of dialysis patients and are intended to deliver safe and effective therapy, while decreasing drug administration costs and improving patient convenience.  Rockwell Medical is developing a pipeline of drug therapies, including extensions of SFP for indications outside of hemodialysis. Please visit www.rockwellmed.com for more information. For a demonstration of SFP's unique mechanism of action in delivering iron via dialysate, please view the animation video at http://www.rockwellmed.com/collateral/documents/english-us/mode-of-action.html.

The Rockwell Medical Technologies, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=6773

Certain statements in this press release constitute "forward-looking statements" within the meaning of the federal securities laws, including, but not limited to, Rockwell's intention to launch Calcitriol during 2012. Words such as "may," "might," "will," "should," "believe," "expect," "anticipate," "estimate," "continue," "predict," "forecast," "project," "plan", "intend" or similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. While Rockwell Medical believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to us on the date of this release. These forward looking statements are based upon current estimates and assumptions and are subject to various risks and uncertainties, including without limitation those set forth in Rockwell Medical's SEC filings and, with regard to the launch of Calcitriol, the risk of not receiving FDA approval of Rockwell Medical's contract manufacturer. Thus, actual results could be materially different. Rockwell Medical expressly disclaims any obligation to update or alter statements whether as a result of new information, future events or otherwise, except as required by law.

ROCKWELL MEDICAL TECHNOLOGIES, INC. AND SUBSIDIARY

CONSOLIDATED INCOME STATEMENTS

For the three and twelve months ended December 31, 2011 and December 31, 2010

	Three Months Ended Dec. 31, 2011	Three Months Ended Dec. 31, 2010	Year Ended	Year Ended
	(unaudited)	(unaudited)	Dec. 31, 2011	Dec. 31, 2010
Sales	$ 11,896,808	$ 14,322,514	$ 48,966,231	$ 59,554,592
Cost of Sales	10,352,677	11,947,062	43,323,321	49,693,753
Gross Profit	1,544,131	2,375,452	5,642,910	9,860,839
Selling, General and Administrative	2,631,805	2,460,015	9,522,305	9,307,621
Research and Product Development	7,867,886	1,735,468	17,805,362	3,422,134
Operating Income (Loss)	(8,955,560)	(1,820,031)	(21,684,757)	(2,868,916)
Interest and Investment Income, net	3,432	157,577	244,049	195,218
Interest Expense	331	825	1,844	9,701
Income (Loss) Before Income Taxes	(8,952,459)	(1,663,279)	(21,442,552)	(2,683,399)
Income Tax Expense	47	--	2,005	--
Net Income (Loss)	$ (8,952,506)	$ (1,663,279)	$ (21,444,557)	$ (2,683,399)

Basic Earnings (Loss) per Share	($ .49)	($ .10)	($ 1.21)	($ .16)

Diluted Earnings (Loss) per Share	($ .49)	($ .10)	($ 1.21)	($ .16)

ROCKWELL MEDICAL TECHNOLOGIES, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

As of December 31, 2011 and 2010

ASSETS	December 31, 2011	December 31, 2010
Cash and Cash Equivalents	$ 5,715,246	$ 12,263,449
Investments Available for Sale	11,810,775	11,938,098
Accounts Receivable, net of a reserve of $29,000 in 2011 and $23,000 in 2010	4,222,816	4,507,296
Inventory	2,504,127	2,936,878
Other Current Assets	1,643,565	1,020,647
Total Current Assets	25,896,529	32,666,368

Property and Equipment, net	2,290,476	3,049,513
Intangible Assets	833,773	166,657
Goodwill	920,745	920,745
Other Non-current Assets	1,998,076	163,624
Total Assets	$ 31,939,599	$ 36,966,907

LIABILITIES AND SHAREHOLDERS' EQUITY
Capitalized Lease Obligations	$ 6,470	$ 18,215
Accounts Payable	5,364,537	3,659,507
Accrued Liabilities	8,225,015	2,577,022
Customer Deposits	96,329	165,476
Total Current Liabilities	13,692,351	6,420,220

Capitalized Lease Obligations	2,280	8,750

Shareholders' Equity:
Common Shares, no par value, 18,710,002 and 17,513,608 shares issued and outstanding	67,407,847	57,017,236
Common Share Purchase Warrants, 2,607,440 and 3,338,569 warrants issued and outstanding	7,103,975	8,275,509
Accumulated Deficit	(55,985,742)	(34,541,185)
Accumulated Other Comprehensive Loss	(281,112)	(213,623)
Total Shareholders' Equity	18,244,968	30,537,937

Total Liabilities And Shareholders' Equity	$ 31,939,599	$ 36,966,907

ROCKWELL MEDICAL TECHNOLOGIES, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the years ended December 31, 2011, 2010 and 2009

	2011	2010	2009

Cash Flows From Operating Activities:
Net (Loss)	$ (21,444,557)	$ (2,683,399)	$ (5,501,238)
Adjustments To Reconcile Net Loss To Net Cash Used In
Operating Activities:
Depreciation and Amortization	1,176,007	1,389,152	1,233,706
Share Based Compensation – Non-employee warrants	312,325	639,915	403,203
Share Based Compensation- Employees	4,065,703	3,381,394	1,949,684
Loss (Gain) on Disposal of Assets	29,093	19,816	36,415
Loss on Sale of Investments Available for Sale	84,590	--	--

Changes in Assets and Liabilities:
(Increase) Decrease in Accounts Receivable	284,480	(1,014,674)	1,737,034
Decrease in Inventory	432,751	151,474	73,273
(Increase) Decrease in Other Assets	(2,457,370)	(690,750)	68,131
Increase (Decrease)in Accounts Payable	1,705,030	270,750	(1,822,215)
Increase in Other Liabilities	5,028,846	637,236	395,248
Changes in Assets and Liabilities	4,993,737	(645,964)	451,471
Cash Provided By (Used) In Operating Activities	(10,783,102)	2,100,914	(1,426,759)

Cash Flows From Investing Activities:
(Purchase) of Investments Available for Sale	(2,000,000)	(12,151,721)	--
Sale of Investments Available for Sale	1,975,244	--	--
Purchase of Equipment	(421,043)	(772,364)	(1,595,999)
Proceeds on Sale of Assets	2,985	1,800
Purchase of Intangible Assets	(145,121)	--	(4,949)
Cash (Used) In Investing Activities	(587,935)	(12,922,285)	(1,600,948)

Cash Flows From Financing Activities:
Proceeds from Issuance of Common Shares and Purchase Warrants	4,841,049	90,448	20,650,610
Payments on Notes Payable and Capital Lease Obligations	(18,215)	(43,723)	(181,453)
Cash Provided By Financing Activities	4,822,834	46,725	20,469,157

Increase (Decrease) In Cash	(6,548,203)	(10,774,646)	17,441,450
Cash At Beginning Of Period	12,263,449	23,038,095	5,596,645
Cash At End Of Period	$ 5,715,246	$ 12,263,449	$ 23,038,095
CONTACT: Michael Rice, Investor Relations, (646) 597-6979